Exhibit 5.1
September 9, 2008
Associated Banc-Corp
1200 Hansen Road
Green Bay, Wisconsin 54304

Re:	Associated Banc-Corp Registration on Form S-3 (Registration No. 333-59482)
Ladies and Gentlemen:
     We have acted as special counsel to Associated Banc-Corp, a Wisconsin corporation (the “Company”) in connection with the issuance by the Company of up to $100,000,000 aggregate principal amount of its InterNotes® (the “Subordinated Notes”) subject to the terms and conditions of the Selling Agent Agreement (the “Selling Agent Agreement”), dated September 4, 2008, by and among the Company, Incapital LLC, as Purchasing Agent, and the Agents named therein. The Subordinated Notes will be issued pursuant to the Indenture (the “Indenture”), dated as of August 6, 2001, between the Company and The Bank of New York, now known as The Bank of New York Mellon Trust Company, National Association. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Selling Agent Agreement.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement on Form S-3 (Registration No. 333-59482) as filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2001 under the Act (the “Registration Statement”), (ii) the prospectus of the Company, dated May 10, 2001 (the “Prospectus”), (iii) the prospectus supplement, dated September 4, 2008, relating to the Subordinated Notes, as filed by the Company with the Commission on September 4, 2008 (the “Prospectus Supplement”), (iv) the preliminary pricing supplement filed with the Commission on September 5, 2008, (v) the Selling Agent Agreement, (vi) each form of Global Note, (vii) the Indenture, (viii) the Officer’s

Associated Banc-Corp
September 9, 2008

Certificate to the Indenture dated as of September 4, 2008 (the “Officer’s Certificate”), (ix) the Company’s Amended and Restated Articles of Incorporation, as currently in effect, (x) the Company’s Amended and Restated Bylaws, as currently in effect and (xi) records of proceedings and actions of the Company’s Board of Directors relating to the transaction described in the Selling Agent Agreement relating to the issuance and sale of the Subordinated Notes and related matters.
     In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.
     Our opinion set forth below is subject to (i) the effects of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the enforceability of the Subordinated Notes is considered in a proceeding at law or in equity).
     Based upon and subject to the foregoing, it is our opinion that following (i) the issuance of the Subordinated Notes in accordance with the Indenture, the Officer’s Certificate, the Prospectus Supplement and the applicable terms agreement for the Subordinated Notes, substantially in the form of Exhibit D to the Selling Agent Agreement (each a “Terms Agreement”), (ii) the execution, authentication, issuance and delivery of the Subordinated Notes, substantially in the form of the Global Notes, in accordance with the Indenture, the Officer’s Certificate and the Terms Agreement and (iii) the receipt by the Company of the consideration specified in, or determined in accordance with the Selling Agent Agreement and the Terms Agreement, the Subordinated Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
     Our opinions expressed above are limited to the laws of the State of New York and we do not express any opinion herein concerning any other law. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

Associated Banc-Corp
September 9, 2008

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 9, 2008. We also consent to the reference to our firm under the caption “Legal Opinions” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP